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                                                                  Exhibit 12.1




                           CALENERGY COMPANY, INC.

                      Ratio of Earnings to Fixed Charges

                     (Dollars in Thousands, Except Ratio)

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                               Nine Months
                            Ended September 30,               Year Ended December 31,
                            -------------------   -------------------------------------------
                              1997      1996      1996     1995      1994      1993     1992
                              ----      ----     ----      ----      ----     -----     ----

Pre-tax income from
   continuing operations...  $208,675 $108,216  $135,713  $97,051   $55,836   $61,258   $50,732
Loss on equity investment
   in unconsolidated
   subsidiary .............    5,321     3,966     5,221      362       __         __        __
Undistributed income
   from less than
   fifty-percent-owned
   subsidiaries ...........   (3,301)       __        __       __       __         __        __
Preferred stock dividends
   of subsidiaries, gross
   of tax..................   (3,187)       __        __       __       __         __        __
Dividends on convertible
   preferred securities of
   subsidiary trusts.......  (13,955)   (3,067)       __       __       __         __        __
Capitalized interest, net
   of amortization.........  (31,189)  (29,878)  (37,476) (31,160)   (9,196)   (6,174)   (5,202)
                             --------------------------------------------------------------------
                             162,364    79,237   103,458   66,253    46,640    55,084    45,530

                             --------------------------------------------------------------------
Fixed Charges:
   Interest expense and
     amortization of
     deferred finance
     charges on all
     indebtedness.........   216,106   116,521   165,900  134,637    62,837    30,205    20,459
   Interest portion of
     lease rentals........     2,261        45        60       60       109       247       253
   Dividends on convertibe
     preferred securities
     of subsidiary trusts     13,955     3,067     4,691       __        __        __        __
   Preferred stock dividends
     of subsidiaries, gross
     of tax ..............     3,187        __        __       __        __        __        __
                             --------------------------------------------------------------------
      Total fixed charges.   235,509   119,633   170,651  134,697    62,946    30,452    20,712
                             --------------------------------------------------------------------
Earnings before income
   and fixed charges......  $397,873  $198,870  $274,109 $200,950  $109,586   $85,536   $66,242
                             ====================================================================
Ratio of earnings to
   fixed charges..........     1.689     1.662     1.606    1.492     1.741     2.809     3.198
                             ====================================================================
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